EXHIBIT 3.2

The First State

          I,   HARRIET SMITH WINDSOR,   SECRETARY OF STATE OF THE STATE OF DELAWARE,   DO HEREBY CERTIFY THE ATTACHED IS A  TRUE AND  CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF   “NUVIM,   INC. “,   FILED  IN THIS  OFFICE ON THE THIRTIETH DAY OF NOVEMBER,  A.D. 2004,  AT 2:05 O’ CLOCK P.M.

          A FILED COPY OF THIS  CERTIFICATE HAS BEEN FORWARDED TO  THE KENT  COUNTY RECORDER OF DEEDS.

/s/ HARRIET SMITH WINDSOR

Harriet Smith Windsor, Secretary of State
3097638 8100	AUTHENTICATION: 3507921
040858272	DATE: 11-30-04

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:26 PM 11/30/2004
Filed 02:05 PM 11/30/2004
SRV 04058272 - 3097638 File

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF NUVIM, INC.

          NuVim, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware:

          DOES HEREBY CERTIFY:

         FIRST:          That by unanimous written consent of the Board of Directors, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and declaring that the matter should be brought before the stockholders for consideration. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing Article thereof denominated “FOURTH” so that, as amended, said Article shall be and read as follows:

“The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Eighty-five Million (185,000,000) shares divided as follows: (i) One Hundred Twenty Million (120,000,000) shares of Common Stock, $00001 par value per share; and (ii) Sixty-five Million (65,000,000) shares of Preferred stock, $00001 par value per share. The Board of Directors shall have the authority by resolution or resolutions to fix all of the powers, preferences and rights, and the qualifications, limitations and restrictions of the Preferred Stock permitted by the Delaware General Corporation Law and to divide the Preferred Stock into one or more series and/or classes and designate all of the powers, preferences and rights, and the qualifications, limitations and restrictions of each series and class permitted by the Delaware General Corporation Law. Upon the amendment of this Article FOURTH to read as set forth above, each 55 outstanding shares of Common Stock shall be combined into one share of Common Stock. No fractional shares shall be issued to stockholders in connection with this reverse stock split, but instead, each fractional share shall be rounded up to the next whole share number.”

SECOND: That thereafter, pursuant to action by written consent, the holders of the outstanding voting stock of the corporation, voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by Ricbard P. Kundrat, its authorized officer, this 30th day of November, 2004, and such amendment is effective on the date of filing in the Office of the Delaware Secretary of State.

/s/ RICHARD P. KUNDRAT

Richard P. Kundrat
President and Chief Executive Officer